As filed with the Securities and Exchange Commission on October 14, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Valero Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	74-1828067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Valero Way
San Antonio, Texas 78249	78249
(Address of Principal Executive Offices)	(Zip Code)

Valero Energy Corporation 2005 Omnibus Stock Incentive Plan
(Full title of plan)

Jay D. Browning, Esq.
Vice President - Corporate Law and Secretary
One Valero Way
San Antonio, Texas 78249
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (210) 345-2000

Calculation of Registration Fee

		Proposed	Proposed Maximum	Amount of
	Amount to be	Maximum Offering	Aggregate Offering	Registration
Title of Securities to be Registered	Registered(1)	Price Per Share(2)	Price(2)	Fee(2)
Common Stock, par value $.01 per share(3)	10,000,000 shares	$100.32	$1,003,200,000	$118,077

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may become issuable under the Valero Energy Corporation 2005 Omnibus Stock Incentive Plan as a result of the antidilution provisions thereof.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based upon the average of the high and low prices of the common stock reported on the New York Stock Exchange on October 13, 2005. Valero Energy Corporation previously filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2002, a registration statement on Form S-8 (Registration No. 333-81844) for the registration of 6,000,000 shares of common stock; 1,730,000 shares remain under such registration statement. The $3,520 filing fee paid by the registrant in connection with the remaining shares under such prior registration statement is offset, pursuant to Rule 457(p) under the Securities Act, against the filing fee due in connection with this Registration Statement, resulting in a net paid filing fee of $114,556.

(3)	Includes the associated Preferred Share Purchase Rights, which initially are attached to, trade with and are represented by the certificates for the common stock being registered hereby.

INTRODUCTORY STATEMENT
     Valero Energy Corporation (the “registrant” or “Valero”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share, and associated rights to purchase its preferred stock, par value $0.01 per share (such common stock and associated rights are collectively referred to in this Registration Statement as the “Common Stock”), issuable pursuant to the terms of the Valero Energy Corporation 2005 Omnibus Stock Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of information about Valero and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424 of the Securities Act and Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Form S-8 pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows Valero to incorporate by reference the information that Valero discloses in its filings with the SEC. Incorporation by reference means that Valero can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Valero files with the SEC will automatically update and supersede this information. The following documents previously filed by Valero with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (all documents SEC File No. 001-13175):
(a)	Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005.

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(d)	Current Reports on Form 8-K filed: (i) February 3, 2005, (ii) March 16, 2005, (iii) April 25, 2005, (iv) May 3, 2005, (v) May 12, 2005, (vi) May 25, 2005, (vii) June 17, 2005 (reporting information under items 8.01 and 9.01), (viii) June 20, 2005, (ix) September 2, 2005 and (x) September 21, 2005.

(e)	Current Report on Form 8-K filed July 15, 2003, as amended by its Current Reports on Form 8-K/A filed August 12, 2003 and September 18, 2003.

(f)	The description of Valero common stock and the preferred share purchase rights associated with Valero common stock contained in Valero’s Form S-1 Registration Statement (File No. 333-27013) and Form 8-A Registration Statement (File No. 001-13175), and any amendments thereto filed for the purpose of updating such description.
     All documents filed by Valero pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
EXPERTS
     The consolidated balance sheet of Valero Energy Corporation and subsidiaries as of December 31, 2004, and the related statements of income, stockholders’ equity, cash flows and comprehensive income for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of Valero and subsidiaries at December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in Valero’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The audited historical financial statements of Orion Refining Corporation listed in the index appearing under Item 7(a) of Valero Energy Corporation’s Current Report on Form 8-K/A dated July 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     In connection with the filing of this Registration Statement, Jay D. Browning, Esq., has rendered an opinion to Valero upon the legality of the common stock being registered hereunder. Mr. Browning beneficially owns shares of common stock of Valero and options to purchase additional shares of Valero common stock. At the time of rendering such opinion, Mr. Browning beneficially owned 35,813 shares of common stock of Valero and options to purchase 47,600 additional shares of common stock of Valero, of which 36,600 are currently exercisable. Also at such time, Mr. Browning was connected with Valero in that he was Vice President - Corporate Law and Secretary of Valero.
Item 6. Indemnification of Directors and Officers.
     Valero’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.
     Under Article V of the Restated Certificate of Incorporation and Article VIII of Valero’s Amended and Restated By-laws as currently in effect (the “Restated By-laws”) and an indemnification agreement with Valero’s officers and directors (the “Indemnification Agreement”), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero, shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.
     Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
     Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to Valero, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.
     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero’s Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).
     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors’ and officers’ liability insurance policy.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Description of Valero’s common stock and preferred share purchase rights (contained in Item 3(f) of Part II of this Form S-8)

*5.1	Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)

*23.1	Consent of KPMG LLP, San Antonio, Texas

*23.2	Consent of Ernst & Young LLP, San Antonio, Texas

*23.3	Consent of PricewaterhouseCoopers LLP, New Orleans, Louisiana

*23.4	Consent of Counsel (included in Exhibit 5.1)

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on October 14, 2005.

VALERO	ENERGY CORPORATION

By:	/s/ William E. Greehey

William E. Greehey
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Greehey, Gregory C. King, Jay D. Browning, or J. Stephen Gilbert or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 14, 2005.

Signature	Title
/s/ William E. Greehey William E. Greehey	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Michael S. Ciskowski Michael S. Ciskowski	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ E. Glenn Biggs E. Glenn Biggs	Director
/s/ W. E. Bradford W. E. Bradford	Director
/s/ Ronald K. Calgaard Ronald K. Calgaard	Director
/s/ Jerry D. Choate Jerry D. Choate	Director

Signature	Title
Ruben M. Escobedo	Director
/s/ Bob Marbut Bob Marbut	Director
/s/ Donald L. Nickles Donald L. Nickles	Director
/s/ Robert A. Profusek Robert A. Profusek	Director
Susan Kaufman Purcell	Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Description of Valero’s common stock and preferred share purchase rights (contained in Item 3(f) of Part II of this Form S-8)

*5.1	Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)

*23.1	Consent of KPMG LLP, San Antonio, Texas

*23.2	Consent of Ernst & Young LLP, San Antonio, Texas

*23.3	Consent of PricewaterhouseCoopers LLP, New Orleans, Louisiana

*23.4	Consent of Counsel (included in Exhibit 5.1)

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.